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                                                                    EXHIBIT 99.1

        SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD LOOKING STATEMENTS

     You should consider carefully the following factors in evaluating us and our business. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR OPERATING RESULTS COULD FLUCTUATE, CAUSING OUR STOCK PRICE TO FALL

     Our revenues and operating results could vary substantially from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly revenues and operating results may vary as a result of a number of factors, including:

     - changes in the demand for our products;

     - the level of product and price competition;

     - the length of our sales and implementation process;

     - our ability to control costs;

     - the size and timing of individual transactions;

     - the mix of products and services sold;

     - software defects and other product quality problems;

     - any delay in or cancellation of customer installations;

     - our success in expanding our direct sales force and indirect distribution channels;

     - the timing of new product introductions and enhancements by us or our competitors;

     - customer order deferrals in anticipation of enhancements or new products offered by us or our competitors;

     - changes in foreign currency exchange rates;

     - customers' fiscal constraints; and

     - general economic conditions.

     In addition, a limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of our total revenues in any particular quarter. Any delay or deferral of customer orders may cause significant variations in our operating results from quarter to quarter. A high percentage of our costs are for staffing and operating expenses and are fixed in the short term based on anticipated revenue levels. Therefore, variations between anticipated order dates and actual order dates, as well as non-recurring or unanticipated large orders, can cause significant variations in our operating results from quarter to quarter. Please see Item 7: "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations."

OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD ADVERSELY AFFECT US

     If we experience delays in, or cancellation of, sales or implementations of our products and services, our business and financial results could be hurt. To sell our products, we generally must provide a significant level
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of education to prospective customers regarding the use and benefits of our products. In addition, prospective customers must make a significant commitment of resources in connection with the implementation of our products, which typically requires substantial integration efforts by us or our customer. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of our products is typically six months or more, and may be subject to delays over which we have little or no control. Our implementation cycle could be lengthened in the future by increases in the size and complexity of our installations and in the number of third-party systems with which our products must integrate. In addition, any unexpected delays in individual implementations could expose us to liability claims from our customers.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON ONE PRODUCT LINE AND THE MARKET FOR CALL CENTER SOLUTIONS

     We currently derive substantially all of our revenues from sales of our PhoneFrame Explorer and upgrades of our older PhoneFrame CS products and related services. We introduced PhoneFrame CS in early 1995 and PhoneFrame Explorer in late 1997. We are currently beta testing our new Enterprise Explorer line of blended call center products and expect to begin commercial shipment later this year. We anticipate that a significant portion of our future revenue may be attributable to our Enterprise Explorer product line. Although we intend to enhance these products and develop related products, we expect to continue to focus on providing call center solutions as our primary line of business. As a result, any factor adversely affecting the market for call center solutions in general, or the PhoneFrame products in particular, could hurt our business and financial results. We may face potential charges resulting from the impact of having to write down inventory of outdated products that cannot be sold. The market for call center systems is intensely competitive, highly fragmented and subject to rapid change. Our future success will depend on continued growth in the market for call center systems. If this market fails to grow or grows more slowly than we currently anticipate, our business and financial results would be hurt.

WE RELY ON A FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES

     We have derived and believe that we will continue to derive a significant portion of our revenues in any period from a limited number of large corporate clients. In 1998, our five largest customers accounted for 23.2% of our total revenues. During 1997, our five largest customers accounted for 27.9% of our total revenues. Although the specific customers may change from period to period, we expect that large sales to a limited number of customers will continue to account for a significant percentage of our revenues in any particular period for the foreseeable future. Therefore, the loss, deferral or cancellation of an order could have a significant impact on our operating results in a particular quarter. Our current customers may not place additional orders and we may not obtain orders of similar magnitude from other customers. If we lose any major customer, suffer any reduction, delay in or cancellation of orders by any such customer or fail to market successfully to new customers, our business and financial results could be hurt.

THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Our sales outside the United States accounted for 21.0%, 18.4% and 24.8% of our total revenues in 1996, 1997 and 1998, respectively. A significant element of our business strategy is to continue expansion of our operations in international markets. This expansion will continue to require significant management attention and financial resources to develop international sales channels. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues.

     Our international operations are subject to inherent risks, including:

     - the impact of possible recessionary environments in economies outside the United States;

     - changes in legal and regulatory requirements, including those relating to telemarketing activities;

     - changes in tariffs;

     - seasonality of sales;
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     - the costs of localizing products for foreign markets and integrating products with foreign system components;

     - longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

     - difficulties and costs of staffing and managing foreign operations;

     - reduced protection for intellectual property rights in some countries;

     - potentially adverse tax consequences;

     - political and economic instability; and

     - the higher cost of foreign service delivery.

     While our expenses incurred in foreign countries typically are denominated in the local currencies, revenues generated by our international sales typically are paid in U.S. dollars or British pounds. Accordingly, while our exposure to currency fluctuations to date has been insignificant, we could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations. We currently do not engage in currency hedging activities.

OUR GROWTH IS DEPENDENT UPON THE SUCCESSFUL DEVELOPMENT OF OUR DIRECT AND INDIRECT SALES CHANNELS

     We currently sell our products domestically primarily through our direct sales force and internationally through both direct and indirect sales channels. We support our customers with our internal technical and customer support staff. Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical, customer support and direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. If we are unable to rapidly and effectively expand our direct sales force and our technical and support staff, our business and financial results could be hurt.

     We believe that our future growth also will depend on developing and maintaining successful indirect sales channels, including value added resellers, or VARs, and distributors. Our strategy is to continue to increase the proportion of customers served through these indirect channels. We are currently investing, and plan to continue to invest, significant resources to develop these indirect channels. This could adversely affect our operating results if these efforts do not generate revenues necessary to offset this investment. Also, our inability to recruit and retain qualified VARs and distributors could adversely affect our results of operations. Because lower unit prices are typically charged on sales made through indirect channels, increased indirect sales could adversely affect our average selling prices and result in lower gross margins. In addition, sales of our products through indirect channels will reduce our gross profits from our services as the VARs and distributors provide these services. As indirect sales increase, our direct contact with our customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, our VARs and distributors may develop, acquire or market products competitive with our products.

     Our strategy of marketing our products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts which develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors. Please see Item 1: "Business -- Strategy" and "-- Sales and Marketing."

THERE ARE SEVERAL RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY

     We may in the future engage in selective acquisitions of businesses that are complementary to ours, including other providers of contact management or CTI solutions or technology. While we have from time to time in the past considered acquisition opportunities, we have never acquired a significant business and have no existing agreements or commitments to effect any acquisition. Accordingly, we may not be able to identify

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suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Further, acquisitions may involve a number of additional risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could hurt our business and financial results. Problems with an acquired business could have a material adverse impact on our performance as a whole.

     If we engage in acquisitions in the future, we might finance such acquisitions with the proceeds from public offerings as well as with possible debt financing, the issuance of additional equity securities (common or preferred stock) or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. If we were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of our available cash could be used to consummate the acquisitions. If we were to consummate one or more significant acquisitions in which the consideration consisted of stock, our shareholders could suffer significant dilution of their interests in us.

     Many business acquisitions must be accounted for using purchase accounting. Most of the businesses that might become attractive acquisition candidates for us are likely to have significant intangible assets. If we acquire these businesses and are required to account for them as a purchase, we would typically be required to recognize substantial goodwill amortization charges, reducing future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

WE MAY BE CONFRONTED WITH DEFECTS IN OUR SOFTWARE OR THE INABILITY TO ACQUIRE THIRD-PARTY SOFTWARE OR HARDWARE THAT IS ERROR-FREE

     Software products as complex as those we offer may contain errors that could be detected at any point in the products' life cycles. We have, in the past, discovered software errors in certain of our products and have experienced delays in shipment or implementation of products during the period required to correct these errors. Despite extensive testing by us and by current and potential customers, errors may still be found. This could result in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty cost. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and limit our ability to uncover all defects prior to shipment and installation at a customer's location. Certain software used in our products is licensed by us from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Such third-party software or hardware may contain errors that we are dependent upon the third-party to correct.

WE MAY FACE LIABILITY TO CLIENTS IF OUR SYSTEMS FAIL

     Our products are often critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. If our product or a client's system fails, the client could make a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit contractually our liability for damages arising from product failures or negligent acts or omissions, the limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for product liability and errors or omissions, this coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

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WE MUST CONTINUE TO ADVANCE OUR TECHNOLOGY AND COMPLY WITH INDUSTRY REQUIREMENTS
TO REMAIN COMPETITIVE

     The market for call center systems is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions and technologies could rapidly erode our position in this market. If we are unable, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, our business and financial results could be hurt. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new applications that anticipate, meet or exceed technological advances in the marketplace, that meet changing customer requirements, that respond to competitive products and that achieve market acceptance. Our product development and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments. In addition, we cannot assure that these products will meet the requirements of the marketplace and achieve market acceptance, or that our current or future products will conform to industry standards.

WE MAY EXPERIENCE DELAYS IN DEVELOPMENT OF NEW PRODUCTS

     We have in the past experienced delays both in developing new products and customizing existing products. We could experience similar delays in the future. Delays could occur for a variety of reasons, including:

     - the complex nature of our products;

     - difficulties in getting newly developed software code to function properly with existing code;

     - difficulty in recruiting sufficient numbers of programmers with the proper technical skills and capabilities;

     - loss of programmers with existing technical knowledge of our products;

     - changing standards or protocols within the computer and telephony equipment with which our products integrate;

     - inherent limitations in, difficulties in integrating with, and unforeseen problems with using other company or industry products and software;

     - changes in design specifications once technical problems are uncovered;
       and

     - unforeseen problems with the implementation of a distributed, object-oriented architecture and processing.

THE INABILITY TO ATTRACT AND RETAIN MANAGEMENT AND OTHER PERSONNEL MAY ADVERSELY AFFECT US

     The future success of our growth strategy will depend to a significant extent on our ability to attract, train, motivate and retain highly skilled professionals, particularly software developers, sales and marketing personnel and other senior technical personnel. Highly skilled employees with the education and training we require are in high demand. If we are unable to hire and retain such qualified personnel, our ability to adequately manage and complete our existing sales and to bid for, obtain and implement new sales would be impaired. Further, we must train and manage our growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel.

WE MUST SUCCESSFULLY MANAGE GROWTH OF OPERATIONS

     We have recently experienced significant growth in revenue, operations and personnel. Continued growth will place significant demands on our management and other resources. Our inability to manage our growth effectively could have a material adverse effect on the quality of our services and projects, our ability to attract and retain key personnel, our business prospects and our financial results. In particular, we will have to continue to increase the number of our personnel, particularly skilled technical, marketing and management
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personnel, and continue to develop and improve our operational, financial, communications and other internal systems. We recently implemented a new help-desk information system to upgrade our automated customer support capability and we are in the process of replacing our financial reporting systems. We have recently implemented a plan to outsource a significant portion of the production and integration of the PhoneFrame Explorer systems to a non-affiliated third party. We cannot assure that this third party will be able to meet the required demand for production and integration of our products without interruption. In addition, due to the highly complex nature of our products, we cannot assure that the products produced and integrated by this third party will provide operation as reliable as those produced and integrated by our employees. Any disruptions resulting from the implementation of the help-desk information system, the new financial reporting system or the outsourcing plan, or the failure to implement these changes in a timely manner could hurt our business and financial results.

YEAR 2000 RISKS MAY RESULT IN MATERIAL ADVERSE EFFECTS ON OUR BUSINESS

     Many companies need to upgrade their computer systems and software products in order to ensure that these systems and software are able to distinguish 21st century dates from 20th century dates. While our current products are designed to comply with these "Year 2000" requirements, we may still face claims resulting from system problems associated with the century change. Our software products that are designed to be Year 2000 compliant may not contain all necessary date code changes. Customers using earlier versions of our products that were not Year 2000 compliant may have to install a later version of the software that is Year 2000 compliant or implement a modification to correct that version. Because our software system is often integrated with hardware and operating or interface software over which we exert little control, the failure of the manufacturers of those systems to ensure that they are Year 2000 compliant may cause the integrated system to fail. Any Year 2000 problems with our products and implementations that are not satisfactorily corrected could hurt our business and financial results.

     We believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Expenditures by many companies to address Year 2000 issues may result in reduced funds available to purchase software products such as those that we offer. Potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus potentially resulting in stalled market sales within the industry. Conversely, Year 2000 issues may cause companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including our customers, to reevaluate their current software needs and as a result switch to other systems or suppliers. Any of the foregoing could hurt our business and financial results. Please see Item 7: "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Readiness."

     In addition, Year 2000 non-compliance in our internal information technology, or IT, systems and non-IT systems on which our operations rely could hurt our business and financial results. In spite of our best efforts to upgrade our systems, we may still face Year 2000 compliance issues.

OUR PRINCIPAL SHAREHOLDER CONTINUES TO CONTROL OUR AFFAIRS

     Aleksander Szlam, our Chairman of the Board, Chief Executive Officer and principal shareholder, is the beneficial owner of approximately 73.5% of the outstanding shares of our common stock. Accordingly, Mr. Szlam is in a position to control our affairs through his ability to control any election of members of our Board of Directors, as well as any decision whether to merge or sell our assets, to amend our charter and bylaws, or to take other actions requiring the vote or consent of our shareholders. This concentration of ownership could also discourage bids for the shares of common stock at a premium to, or create a depressive effect on, the market price of the common stock.

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WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES

     The market for our products is intensely competitive, fragmented and subject to rapid change. Because our principal products are call management systems, which include both software applications and hardware, we compete with a variety of companies that provide these components independently or as an integrated system. We may not be able to compete successfully against current and future competitors and competitive pressures faced by us could hurt our business and financial results. Our primary competitors in the field of integrated inbound/outbound call management systems are Davox Corporation, or Davox; EIS International, Inc., or EIS; and Mosaix International, Inc., or Mosaix. We compete primarily against Davox and Mosaix in the collections segment of the outbound call management systems market, and against EIS in the telemarketing and telesales segments of the inbound/outbound call management systems market. We also compete in the CTI segment of the market, where principal competitors include Firstwave Technologies, Inc., Genesys Telecommunications Laboratories, Inc., GeoTel Communications Corporation, Information Management Associates, Inc., and Quintus Corporation, among others. Some of our competitors may align themselves with telecommunications equipment providers, such as providers of private branch exchange, or PBX, and automatic call distribution, or ACD, equipment, other telecommunications equipment providers or other vendors in an effort to increase sales potential for their products. We may also face additional direct competition from PBX/ACD vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. We may also face competition from non-traditional competitors in the emerging computer telephony market. These competitors may include Interactive Intelligence Inc., Oracle Corporation, IBM and others. We generally face competition from one or more of our principal competitors on major installations and believe that price is a major factor considered by our prospective customers. Increased competition has contributed significantly to price reductions, and we expect these price reductions to continue. In addition, increased competition may result in reduced operating margins and loss of market share. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we could.

WE MAY BE SUBJECT TO CHANGING GOVERNMENTAL REGULATIONS

     Certain uses of outbound call processing systems are regulated by federal, state and foreign laws and regulations. Compliance with these laws and regulations by our customers may limit the usefulness of our products and these laws and regulations could therefore adversely affect demand for our products. In addition, future legislation or regulatory activity could further restrict telephone practices and could adversely affect us. Please see Item 1:
"Business -- Regulatory Environment."

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT US

     We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. Further, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, we may not be successful in doing so and the steps we take in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Others may independently develop similar technologies or duplicate any technology developed by us.

     With certain exceptions, we historically have not actively pursued infringements of our patents, and any future attempt by us to enforce our patents might not be successful or result in royalties that exceed the cost of such enforcement efforts. We may not be able to detect all instances of infringement.
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     We have entered into agreements with certain of our distributors giving them a limited, non-exclusive right to use portions of our source code to create foreign language versions of our products for distribution in foreign markets. In addition, we have entered into agreements with a number of our customers requiring us to place our source code in escrow. These escrow arrangements typically provide that these customers have a limited, non-exclusive right to use this code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or if we fail to meet our support obligations. These arrangements may increase the likelihood of misappropriation by third parties.

     As the number of call management software applications in the industry increases and the functionality of these products further overlaps, software development companies like us may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. Although we believe that our software components and other intellectual property do not infringe on the intellectual property rights of others, we still face the risk that such a claim will be asserted against us in the future, that assertion of such claims will result in litigation and that we might not prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us, divert management's attention from our operations and delay customer purchasing decisions.

OUR SUCCESS DEPENDS ON OUR KEY EXECUTIVES

     Our success will depend in large part upon the continued availability of the services of our senior executives, including Aleksander Szlam, our Chairman and Chief Executive Officer. Although we have an employment agreement with Mr. Szlam, the agreement does not obligate him to continue his employment with us. We might not be able to retain the services of Mr. Szlam. We do not maintain key man life insurance on Mr. Szlam.

OUR CHARTER AND BYLAWS AND GEORGIA LAW MAY INHIBIT A TAKEOVER OF MELITA

     The Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, such issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws contain provisions that may discourage proposals or bids to acquire us. These provisions could have the effect of making it more difficult for a third party to acquire control of us and adversely affect prevailing market prices for our common stock.

OUR STOCK PRICE HAS BEEN VOLATILE

     The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. Any announcement with respect to any adverse variance in revenue or earnings from levels generally expected by securities analysts or investors for a given period would have an immediate and significant adverse effect on the trading price of the common stock. In addition, factors such as announcements of technological innovations or new products by us, our competitors or third parties, rumors of such innovations or new products, changing conditions in the market for call center systems, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have a significant adverse impact on the market price of the common stock.

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